Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES SECOND QUARTER 2023 RESULTS

BRENTWOOD, Tenn., August 1, 2023 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced financial results for the second quarter ended June 30, 2023.

•Revenues were $667.6 million representing 8.5% growth and are inclusive of an $8 million cyber event headwind
•Same-facility revenues increased 8.3% on an unadjusted basis and approximately 10% adjusting for the cyber event
•Non-consolidated minority interest revenue increased by over 30%

•Net income attributable to Surgery Partners was $18.9 million
•Adjusted EBITDA was $100.2 million, representing 16.4% growth
•Adjusted EBITDA margin improved by over 100 basis points year-over-year to 15.0%
•Combined, consolidated and unconsolidated surgical case volume grew 5%

•Full year Adjusted EBITDA guidance raised to greater than $435 million, revenue reaffirmed at greater than $2.75 billion, inclusive of the cyber event, and free cash flow reaffirmed at greater than $140 million.

Wayne DeVeydt, Executive Chairman of the Board of Surgery Partners, noted, “Revenue and Adjusted EBITDA both exceeded our expectations for the quarter, inclusive of the cyber event headwind we experienced. We are extremely pleased with the momentum we continue to see in all pillars of our growth algorithm with same facility revenue, margin expansion and capital deployment all performing at levels that support raising our full year adjusted EBITDA outlook to greater than $435 million.”

Eric Evans, Chief Executive Officer, stated, “The company continued its consistent growth and expense management execution in Q2. We are also pleased to report significant progress in our de novo investments with over 15 facilities expected to open in the next 18 months. These investments, coupled with our robust growth in high acuity procedures and the addition of three unconsolidated minority interest partnerships acquired in connection with our new health system partnership with Methodist Health System in Dallas, Texas, give us further confidence in our long-term mid-teen growth targets.”

Dave Doherty, Chief Financial Officer, commented, “We deployed approximately $60 million in capital in the quarter with the majority used to purchase minority interest in high growth markets. Our non-consolidated investments have driven over 30% revenue growth on a year-over-year basis in unconsolidated revenue, and we expect these to continue to ramp up over the next 18 months.”
Second Quarter 2023 Results
Revenue for the second quarter of 2023 increased 8.5% to $667.6 million from $615.4 million for the second quarter of 2022. Days adjusted same-facility revenues for the second quarter of 2023 increased 8.3% from the same period last year, with an increase in revenue per case of 5.8% and an increase in same-facility cases of 2.3%. For the second quarter of 2023, the Company’s net income (loss) attributable to Surgery Partners, Inc. and Adjusted EBITDA was $18.9 million and $100.2 million, respectively, compared to ($18.4) million and $86.1 million, respectively, for the same period last year.
Year-to-Date 2023 Results
Revenue year-to-date 2023 increased 10.1% to $1,333.8 million from $1,211.6 million for the 2022 period. Days adjusted same-facility revenues for year-to-date 2023 increased 9.3% from the same period last year, with an increase in revenue per case of 5.2% and an increase in same-facility cases of 3.9%. For year-to-date 2023, the Company’s net loss attributable to Surgery Partners, Inc. and Adjusted EBITDA was $6.0 million and $190.3 million, respectively, compared to $6.2 million and $163.2 million for the same period last year. For both year-to-date 2023 and 2022, Adjusted EBITDA benefited from recognition of $1.1 million of CARES Act grants. Excluding CARES Act grants for year-to-date 2023 and 2022, Adjusted EBITDA would have been $189.2 million and $162.1 million, respectively.
Liquidity
Surgery Partners had cash and cash equivalents of $177.4 million, and $545.9 million of borrowing capacity under its revolving credit facility, at June 30, 2023. Cash flows from operating activities was $52.1 million in the second quarter of 2023, compared to $42.1 million in the prior year quarter. Free Cash Flow, defined as operating cash flows less distributions to non-controlling interests and less maintenance-related capital expenditures, was $7.7 million for the second quarter of 2023.
Year-to-date, operating cash flows were $126.6 million compared to $121.9 million in the prior year period. Free Cash Flow, defined as operating cash flows less distributions to non-controlling interests and less maintenance-related capital expenditures, was $28.2 million for year-to-date 2023.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 4.2x at the end of the second quarter of 2023.
2023 Outlook
The Company raises projected 2023 Adjusted EBITDA to be greater than $435 million.
Conference Call Information
Surgery Partners will hold a conference call today, August 1, 2023, at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13739956. The replay will be available until August 15, 2023.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high-quality, cost-effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 32 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as "believes," "anticipates," "expects," "intends," "plans," "continues," "estimates," "predicts," "projects," "forecasts," "may," "could," and similar expressions. All forward-looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and other factors that may cause actual results to differ materially from the expectations discussed in, or implied by, the forward-looking statements. Many of these factors are beyond our ability to control or predict including, without limitation, reductions in payments from government health care programs and private insurance payors, such as health maintenance organizations, preferred provider organizations, and other managed care organizations and employers; our ability to contract with private insurance payors; changes in our payor mix or surgical case mix; failure to maintain or develop relationships with physicians on beneficial or favorable terms, or at all; the impact of payor controls designed to reduce the number of surgical procedures; our efforts to integrate operations of acquired businesses and surgical facilities, attract new physician partners, or acquire additional surgical facilities; supply chain issues, including shortages or quality control issues with surgery-related products, equipment and medical supplies; competition for physicians, nurses, strategic relationships, acquisitions and managed care contracts; our ability to attract and retain qualified health care professionals; our ability to enforce non-compete restrictions against our physicians; our ability to manage material liabilities whether known or unknown incurred as a result of acquiring surgical facilities; the impact of future legislation and other health care regulatory reform actions, and the effect of that legislation and other regulatory actions on our business; our ability to comply with current health care laws and regulations; the outcome of legal and regulatory proceedings that have been or may be brought against us; changes in the regulatory, economic and other conditions of the states where our surgical facilities are located; our indebtedness; the social and economic impact of a pandemic, epidemic or outbreak of a contagious disease, such as COVID-19, on our business; and the risks and uncertainties identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net income (loss) attributable to common stockholders, Adjusted net income (loss) per share attributable to common stockholders, Adjusted EBITDA, Adjusted EBITDA excluding grant funds and Free Cash Flow, which exclude various items detailed in the "Reconciliation of Non-GAAP Financial Measures" below.
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Revenues	$667.6	$615.4	$1,333.8	$1,211.6
Operating expenses:
Salaries and benefits	195.2	181.9	397.4	360.8
Supplies	182.2	173.5	370.6	345.1
Professional and medical fees	72.9	66.7	147.5	130.3
Lease expense	21.8	20.2	43.2	40.2
Other operating expenses	41.4	38.5	87.0	75.8
Cost of revenues	513.5	480.8	1,045.7	952.2
General and administrative expenses	31.2	26.1	63.2	55.6
Depreciation and amortization	24.4	28.0	58.1	55.4
Transaction and integration costs	12.0	8.2	24.5	15.3
Grant funds	—	(0.1)	(1.1)	(1.3)
Net (gain) loss on disposals, consolidations and deconsolidations	(8.8)	1.1	1.7	1.0
Equity in earnings of unconsolidated affiliates	(2.6)	(2.6)	(5.9)	(5.7)
Litigation settlements	1.5	—	4.5	(32.8)
Other income, net	(1.2)	(2.6)	(0.9)	(5.0)
	570.0	538.9	1,189.8	1,034.7
Operating income	97.6	76.5	144.0	176.9
Interest expense, net	(47.7)	(56.9)	(94.5)	(113.2)
Income before income taxes	49.9	19.6	49.5	63.7
Income tax benefit (expense)	7.8	(4.3)	9.4	(5.6)
Net income	57.7	15.3	58.9	58.1
Less: Net income attributable to non-controlling interests	(38.8)	(33.7)	(64.9)	(64.3)
Net income (loss) attributable to Surgery Partners, Inc.	$18.9	$(18.4)	$(6.0)	$(6.2)

Net income (loss) per share attributable to common stockholders
Basic	$0.15	$(0.21)	$(0.05)	$(0.07)
Diluted (1)	$0.15	$(0.21)	$(0.05)	$(0.07)
Weighted average common shares outstanding
Basic	125,718	88,900	125,463	88,450
Diluted (1)	127,370	88,900	125,463	88,450

(1) The impact of potentially dilutive securities for the three months ended June 30, 2022 and the six months ended June 30, 2023 and 2022, was not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)

	June 30, 2023	December 31, 2022
Balance Sheet Data:
Cash and cash equivalents	$177.4	$282.9
Total current assets	810.2	921.0
Total assets	6,620.6	6,682.1

Current maturities of long-term debt	64.7	62.8
Total current liabilities	458.6	493.4
Long-term debt, less current maturities	2,504.8	2,559.0
Total liabilities	3,309.7	3,399.2

Non-controlling interests—redeemable	328.1	342.0

Total Surgery Partners, Inc. stockholders' equity	2,018.2	1,998.2
Non-controlling interests—non-redeemable	964.6	942.7
Total stockholders' equity	2,982.8	2,940.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$52.1	$42.1	$126.6	$121.9
Investing activities	(71.2)	(134.3)	(141.9)	(181.4)
Purchases of property and equipment	(25.8)	(22.4)	(50.1)	(40.6)
Payments for acquisitions, net of cash acquired	(2.8)	(43.8)	(43.5)	(74.9)
Purchases of equity investments	(38.8)	(65.8)	(48.4)	(65.8)
Financing activities	(49.0)	(59.3)	(90.2)	(103.0)
Distributions to non-controlling interests	(35.0)	(39.0)	(76.9)	(75.2)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Other Data:
Number of surgical facilities as of the end of period	152	133	152	133
Number of consolidated surgical facilities as of the end of period	119	109	119	109

Cases	155,185	149,033	306,139	291,299
Revenue per case	$4,302	$4,129	$4,357	$4,159
Adjusted EBITDA (1)	$100.2	$86.1	$190.3	$163.2
Adjusted EBITDA excluding grant funds (1)	$100.2	$86.0	$189.2	$162.1
Adjusted EBITDA margin (2)	15.0%	14.0%	14.3%	13.5%
Adjusted EBITDA excluding grant funds margin (3)	15.0%	14.0%	14.2%	13.4%
Adjusted net income (loss) per share attributable to common stockholders - Basic (1)	$0.29	$(0.03)	$0.37	$(0.12)
Adjusted net income (loss) per share attributable to common stockholders - Diluted (1)	$0.28	$(0.03)	$0.37	$(0.12)
Free Cash Flow (1)	$7.7	N/A	$28.2	N/A
(1) A reconciliation of these non-GAAP financial measures appears below.
(2) Defined as Adjusted EBITDA as a % of Revenues.
(3) Defined as Adjusted EBITDA excluding grant funds as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Same-facility Information (1):
Cases	158,010	154,433	312,462	300,753
Case growth	2.3%	N/A	3.9%	N/A
Revenue per case	$4,086	$3,861	$4,100	$3,899
Revenue per case growth	5.8%	N/A	5.2%	N/A
Number of work days in the period	64	64	128	128
Case growth (days adjusted)	2.3%	N/A	3.9%	N/A
Revenue growth (days adjusted)	8.3%	N/A	9.3%	N/A
(1) Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Segment Revenues:
Surgical facility services	$650.2	$597.9	$1,299.2	$1,176.7
Ancillary services	17.4	17.5	34.6	34.9
Total revenues	$667.6	$615.4	$1,333.8	$1,211.6

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted EBITDA:
Surgical facility services	$126.7	$108.7	$245.5	$209.7
Ancillary services	(0.1)	(0.8)	(1.5)	(0.7)
All other	(26.4)	(21.8)	(53.7)	(45.8)
Total Adjusted EBITDA	$100.2	$86.1	$190.3	$163.2

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)
The following table reconciles Adjusted EBITDA and Adjusted EBITDA excluding grant funds to income before income taxes in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Income before income taxes	$49.9	$19.6	$49.5	$63.7

Net income attributable to non-controlling interests	(38.8)	(33.7)	(64.9)	(64.3)
Interest expense, net	47.7	56.9	94.5	113.2
Depreciation and amortization	24.4	28.0	58.1	55.4
Equity-based compensation expense	4.6	4.3	8.8	8.0
Transaction, integration and acquisition costs (1)	13.0	8.2	25.8	15.3
Net (gain) loss on disposals, consolidations and deconsolidations	(8.8)	1.1	1.7	1.0
Litigation settlements and regulatory change impact (2)	1.7	1.7	9.7	(29.1)
Undesignated derivative activity	—	—	0.6	—
Other (3)	6.5	—	6.5	—
Adjusted EBITDA (4)	$100.2	$86.1	$190.3	$163.2
Less: Impact of grant funds (5)	—	(0.1)	(1.1)	(1.1)
Adjusted EBITDA excluding grant funds	$100.2	$86.0	$189.2	$162.1
(1) This amount includes transaction and integration costs of $12.0 million and $8.2 million for the three months ended June 30, 2023 and 2022, respectively. This amount further includes start-up costs related to de novo surgical facilities of $1.0 million for the three months ended June 30, 2023, with no comparable costs for the three months ended June 30, 2022.
This amount includes transaction and integration costs of $24.5 million and $15.3 million for the six months ended June 30, 2023 and 2022, respectively. This amount further includes start-up costs related to de novo surgical facilities of $1.3 million for the six months ended June 30, 2023, with no comparable costs for the six months ended June 30, 2022.
(2) This amount includes a litigation settlement loss of $1.5 million for the three months ended June 30, 2023, with no comparable costs for the three months ended June 30, 2022. This amount also includes other litigation costs of $0.2 million and $1.7 million for the three months ended June 30, 2023 and 2022, respectively.
This amount includes a litigation settlement loss of $4.5 million and a gain of $32.8 million for the six months ended June 30, 2023 and 2022, respectively. This amount also includes other litigation costs of $0.8 million and $3.7 million for the six months ended June 30, 2023 and 2022, respectively. Additionally, the six months ended June 30, 2023, includes $4.4 million related to the impact of recent changes in Florida law regarding the use of letters of protection.
(3) This amount includes estimates for the net impact of a cyber event and losses from divested businesses.
(4) We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(5) Represents the impact of grant funds recognized, net of amounts attributable to non-controlling interests.

The following table reconciles Free Cash Flow to net cash provided by operating activities in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended June 30,	Six Months Ended June 30,
	2023	2023

Net cash provided by operating activities	$52.1	$126.6

Less: Maintenance capital expenditures	(9.4)	(21.5)
Less: Distributions to non-controlling interest holders	(35.0)	(76.9)
Free Cash Flow (1)	$7.7	$28.2

Growth capital expenditures	(16.4)	(28.6)
Maintenance capital expenditures	(9.4)	(21.5)
Purchases of property and equipment	$(25.8)	$(50.1)
(1) Free Cash Flow is defined as cash flow provided by operating activities, less distributions to non-controlling interest holders and less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in growth projects. In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and six months ended June 30, 2023, reconciled to net cash provided by operating activities, which we believe to be the most directly comparable measure under GAAP. We are not presenting the comparative prior year period since we did not track capital expenditures in this manner prior to the current fiscal year. Our calculation of Free Cash Flow may not be comparable to similarly titled measures reported by other companies.
From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income (loss) attributable to common stockholders and adjusted net income (loss) per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net income (loss) attributable to common stockholders and adjusted net income (loss) per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP financial measures as presented in the consolidated financial statements.

The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net income (loss) attributable to common stockholders used to calculate adjusted net income (loss) per share attributable to common stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Consolidated Statements of Operations Data:
Net income	$57.7	$15.3	$58.9	$58.1
Plus (minus):
Net income attributable to non-controlling interests	(38.8)	(33.7)	(64.9)	(64.3)
Equity-based compensation expense	4.6	4.3	8.8	8.0
Transaction, integration and acquisition costs	13.0	8.2	25.8	15.3
Net (gain) loss on disposals, consolidations and deconsolidations	(8.8)	1.1	1.7	1.0
Litigation settlements and regulatory change impact	1.7	1.7	9.7	(29.1)
Other (1)	6.5	—	6.5	—
Adjusted net income (loss) attributable to common stockholders	$35.9	$(3.1)	$46.5	$(11.0)

Adjusted net income (loss) per share attributable to common stockholders
Basic	$0.29	$(0.03)	$0.37	$(0.12)
Diluted (2)	$0.28	$(0.03)	$0.37	$(0.12)
Weighted average common shares outstanding
Basic	125,718	88,900	125,463	88,450
Diluted (2)	127,370	88,900	127,017	88,450
(1) This amount includes estimates for the net impact of a cyber event and losses from divested businesses.
(2) The impact of potentially dilutive securities for the three and six months ended June 30, 2022, was not considered because the effect would be anti-dilutive.

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com